Exhibit 99.1

JUNE 12, 2008

SAUER-DANFOSS INC. ADJOURNS ANNUAL STOCKHOLDER MEETING

CHICAGO, Illinois, USA, June 12, 2008 – Sauer-Danfoss Inc. (NYSE:SHS) announced today that it adjourned the annual meeting of its stockholders prior to a vote being taken on any of the matters in the notice of the meeting.  The annual meeting will reconvene on July 10, 2008 at 5:00 p.m. Central European Time at the Sauer-Danfoss offices in Nørdborg, Denmark.  The meeting was adjourned because approval by the European Commission antitrust authorities has not yet been obtained for the purchase by Danfoss A/S of a controlling interest in Sauer-Danfoss Inc. from Sauer Holding GmbH, a company owned by members of the Murmann family.  Stockholder approval of certain matters to be voted upon at the meeting cannot be obtained until such antitrust approval has been granted, which is expected to occur no later than July 10, 2008.  The Company does not anticipate any changes to the record date or the matters to be acted upon at the meeting.

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture, and sale of engineered hydraulic, electric and electronic systems and components, for use primarily in applications of mobile equipment. Sauer-Danfoss, with 9,800 employees worldwide and revenue of approximately $2.0 billion, has sales, manufacturing, and engineering capabilities in Europe, the Americas, and the Asia-Pacific region.  The Company’s executive offices are located near Chicago in Lincolnshire, Illinois and in Neumünster, Germany.  More details online at www.sauer-danfoss.com.

For further information please contact:

Sauer-Danfoss Inc. – Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President and	2800 East 13th Street	Fax:	(515) 956-5364
Chief Accounting Officer	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance Europe	Krokamp 35	Fax:	+49-4321-871-121
	24539 Neumünster, Germany	jlangrick@sauer-danfoss.com

Executive Office:	250 Parkway Drive, Suite 270, Lincolnshire, IL 60069
Krokamp 35, 24539 Neumünster, Germany